Exhibit 99.1

Company Contact:
Kevin J. Purcell
Executive Vice President and Chief Financial Officer
kpurcell@aerosonic.com
727.461.3000

For immediate release

Aerosonic Reports Fourth Quarter and Fiscal Year 2011 Results

CLEARWATER, Fla. -- May 2, 2011, – Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its Annual Report on Form 10-K for the year ended January 31, 2011, with the United States Securities and Exchange Commission.
	Quarters Ended January 31,		Year Ended January 31,
	2011	2010	2011	2010

Sales , net	$8,825,000	$6,711,000	$29,618,000	$31,136,000
Operating income	$693,000	$480,000	$1,717,000	$4,143,000
Net income	$255,000	$1,602,000	$625,000	$4,261,000
Basic income per share	$0.07	$0.43	$0.17	$1.15
Diluted income per s hare	$0.06	$0.40	$0.15	$1.09

For its fiscal quarter ended January 31, 2011, the Company reported net sales of approximately $8.8 million, up 32% as compared to net sales of approximately $6.7 million for the fiscal quarter ended January 31, 2010 due to increases in the sale of sensor devices, spares, and other sales. Net sales were $29.6 million during fiscal year 2011, a decrease of $1.5 million, or 5%, compared to $31.1 million for fiscal year 2010. During fiscal year 2011, our sales volume decreased from the prior year by approximately $5.1 million on reduced demand for air data products, sensing products, spares, electronic display instruments and air data test equipment, offset by approximately $3.1 million of increased sales volume of instrumentation and $0.5 million of repairs and other sales.

The Company reported net income for the quarter ended January 31, 2011 of approximately $0.3 million, or $0.07 basic income per share, compared to net income of $1.6 million, or $0.43 basic income per share for the quarter ended January 31, 2010. For fiscal year 2011, the Company reported net income of approximately $625,000, or $0.17 basic income per share, compared to net income of approximately $4,261,000, or $1.15 basic income per share for the year ended January 31, 2010. The decrease in net income for fiscal year 2011 was driven by the decreased sales volume combined with lower gross margin performance, while fiscal year 2010 significantly benefitted from the reversal of the $1,900,000 tax valuation allowance. For fiscal year 2010, basic income per share included approximately $0.51 that was attributable to the reversal of the tax valuation allowance.

“We ended the year with several accomplishments on the road to building a consistently reliable, high performance organization in support of our customers and shareholders”, noted Douglas J. Hillman, President and CEO. ”We finished repaying our many customers who stepped up to help us recover from the 2008 fire while at the same time dramatically improving our On-Time Delivery performance and reducing past due backlog by more than 80%. Through training, process disciplines, teamwork, and Lean implementation, we have substantially improved yields, throughput, and floor space utilization to the extent that we are moving the balance of our Charlottesville operations into our Clearwater plant. Our engineering team has done a great job supporting our operating improvements while delivering new product prototypes that will fuel our growth as they are deployed into the market. We are still faced with some near term challenges, such as the slow recovery of the business jet market and the costs of completing our move from Charlottesville, but the team is increasingly well prepared to perform for the long term.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.